EXHIBIT 5

June 27, 2000


The Sports Authority, Inc.
3383 North State Road 7
Ft. Lauderdale, Florida 33319

Re: Form S-8 Registration Statement Relating to The Sports Authority, Inc. Director Stock Plan

Ladies and Gentlemen:

We have acted as counsel to The Sports Authority, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 600,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to The Sports Authority, Inc. Director Stock Plan (the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents, as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based upon the foregoing, it is our opinion that the Shares originally issued by the Company to participants in the Plan will be, when issued in accordance with the terms of the Plan validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ MORGAN, LEWIS & BOCKIUS LLP